Proposal 1: Election of Directors.

Name	For Votes	Withheld Votes	Broker Non-Votes
Dr. Mary B. Bullock	119,375,510	1,347,890	17,550,125
Paul D. Donahue	114,247,931	6,475,469	17,550,125
Jean Douville	114,178,528	6,544,872	17,550,125
Gary P. Fayard	120,306,716	416,684	17,550,125
Thomas C. Gallagher	117,867,722	2,855,678	17,550,125
George (Jack) C. Guynn	119,666,102	1,057,298	17,550,125
John R. Holder	119,641,036	1,082,364	17,550,125
John D. Johns	118,058,254	2,665,146	17,550,125
Michael M. E. Johns, M.D.	119,520,754	1,202,646	17,550,125
Robert C. Loudermilk, Jr.	119,802,618	920,782	17,550,125
Wendy B. Needham	119,412,863	1,310,536	17,550,125
Jerry W. Nix	114,348,092	6,375,308	17,550,125
Gary W. Rollins	78,195,558	42,527,842	17,550,125

Proposal 2: Advisory Vote on Executive Compensation.

The shareholders approved the compensation of the Company’s executive officers, including the Company’s compensation practices and principles and their implementation. The holders of 114,511,301 shares of Common Stock voted in favor of the proposal, holders of 1,654,104 shares voted against, holders of 4,557,253 shares abstained, and there were 17,550,125 broker non-votes.

Proposal 3: Ratification of Selection of Independent Auditors.

The shareholders ratified the selection of Ernst & Young LLP as independent auditors of the Company for 2014. The holders of 135,169,284 shares of Common Stock voted in favor of the ratification, holders of 2,792,461 shares voted against, holders of 311,780 shares abstained, and there were no broker non-votes.